Exhibit 1

February 14, 2006

Securities and Exchange Commission

Washington D.C. 20549

RE: SPORT-HALEY, INC.

Gentlemen:

We confirm that the review of the financial statements of Sport-Haley, Inc. for the quarter ended December 31, 2005 is not yet completed and cannot be completed by the required filing date of February 14, 2006 without unreasonable cost and effort.

Sincerely,

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP
Certified Public Accountants